Exhibit 5.1
Consent of Auditors
The Board of Directors
Theratechnologies Inc.
We consent to the use of our report dated February 8, 2011 with respect to the consolidated statements of financial position of the Company as at November 30, 2010 and 2009 and December 1, 2008, and the consolidated statements of comprehensive income, changes in equity and cash flows for the years ended November 30, 2010 and 2009 included and incorporated by reference in the prospectus, which is part of the registration statement on Form F-10 and to the reference to our firm under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Interest of Experts” in the prospectus, which is part of the registration statement on Form F-10.
/s/ KPMG LLP
Chartered Accountants
Montreal, Canada
February 22, 2011